UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2019

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

299 Park Avenue	10171
12th Floor	(Zip code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.01 per share	GNK	New York Stock Exchange (NYSE)

Item 2.02	Results of Operations and Financial Condition.

Genco Shipping & Trading Limited (“Genco,” “we,” or the “Company”) today announced the following update regarding its comprehensive IMO 2020 strategy:

IMO 2020 and drydocking update

To date, we have installed scrubbers on 11 of our 17 Capesize vessels, representing a 65% completion rate. We currently have three other vessels in the shipyard being fitted with scrubbers and expect to have the remaining three Capesize vessels enter the shipyard to commence installation in the coming weeks. Therefore, we expect to complete our scrubber installation program ahead of the January 1, 2020 International Maritime Organization’s (“IMO”) compliance date limiting sulfur content in fuel consumed by vessels from 3.5% to 0.5% on a global basis.  We expect that, in addition to meeting the compliance date, this will provide us with experience operating these systems prior to the regulations entering into force.  We anticipate that our remaining fleet of minor bulk vessels will consume ultra-low sulfur compliant fuel following implementation of the IMO regulations.

The third quarter of 2019 marked our busiest quarter of drydocking of the year and a record for the Company. We had 22 vessels enter the shipyard for scrubber installations, ballast water treatment system installations, scheduled special surveys and other repairs. As a result, we have updated our associated offhire time for the quarter to 601 days as compared to the previous estimate provided in our second quarter earnings press release and presentation. The majority of these incremental days were attributable to our Capesize vessels due to scrubber installations, ballast water treatment system installations and scheduled special surveys. The total owned available days for our fleet during the third quarter was 4,735 days.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of October 25, 2019, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, two Panamax, six Ultramax, 20 Supramax and 11 Handysize vessels with an aggregate capacity of approximately 5,018,000 dwt and an average age of 9.5 years.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (ii) the amount of offhire time needed to complete vessel drydockings in order to achieve compliance with IMO 2020 regulations; (iii) the terms of definitive documentation for the purchase and installation of scrubbers and our ability to have scrubbers installed within the price range and time frame anticipated; (iv) the relative cost and availability of low sulfur and high sulfur fuel or any additional scrubbers we may seek to install; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent reports on Form 10-Q and Form 8-K.

The information set forth under “Item 2.02 Results of Operations and Financial Condition” shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE: October 25, 2019

/s/ Apostolos Zafolias

Apostolos Zafolias
Chief Financial Officer